Company Contact: Eric K. Hagen	April 27, 2016
Title: Vice President, Investor Relations	For immediate release
Phone: 303.837.1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces First Quarter 2016 Financial and Operating Results

•	Q1 2016 Production Averaged 146,770 BOE/d

•	Entered into a Participation Agreement in Williston Basin

•	Enhanced Completions in Williston Basin Increase Productivity Over 100% in Williams County Wells

•	New Drilling Design in Redtail Niobrara Play Reduces Drilling Days by 50%

DENVER – April 27, 2016 – Whiting’s (NYSE: WLL) production in the first quarter 2016 totaled 13.4 million barrels of oil equivalent (MMBOE), an average of 146,770 barrels of oil equivalent per day (BOE/d), which was comprised of 87% crude oil/natural gas liquids (NGLs).

James J. Volker, Whiting’s Chairman, President and CEO, commented, “During the first quarter, we improved our balance sheet and increased capital efficiency.  We exchanged $477 million of bond debt into convertible debt, which should further strengthen our financial position.  In the Williston Basin, we established a participation agreement pursuant to which our partner pays 65% of well costs to earn a 50% working interest in 44 wellbores in our 2016 program.  Because of this agreement, we plan to complete 44 additional wells in the Williston Basin in 2016 and are increasing our 2016 production forecast without changing our capital expenditure guidance.”

Mr. Volker continued, “On the operations side, enhanced completions continue to generate top-tier results in the Williston Basin.  Our most recent completions in Williams County achieved 60-day rates more than double comparable offset wells.  At our Redtail prospect, our new well design has reduced drilling times by 50% to 4.44 days with our best well coming in at 2.79 days.”

Operating and Financial Results
The following table summarizes the operating and financial results for the first quarter of 2016 and 2015, including non-cash charges recorded during those periods:

	Three Months Ended
	March 31,
	2016	2015
Production (MBOE/d) (1)	146.77	166.93
Discretionary cash flow-MM (2)	$102.3	$249.3
Realized price ($/BOE)	$25.82	$37.97
Total revenues-MM	$292.0	$529.2
Net loss available to common shareholders-MM (3) (4)	$(171.7)	$(106.1)
Per basic share	$(0.84)	$(0.63)
Per diluted share	$(0.84)	$(0.63)
Adjusted net loss available to common shareholders-MM (5)	$(174.2)	$(39.1)
Per basic share	$(0.85)	$(0.23)
Per diluted share	$(0.85)	$(0.23)

(1)	First quarter 2015 production includes 12,250 BOE/d that was divested during the year.
(2)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(3)
For the three months ended March 31, 2016, net loss available to common shareholders included $60 million of pre-tax, non-cash derivative losses or $0.18 per basic and diluted share after tax. For the three months ended March 31, 2015, net loss available to common shareholders included $41 million of pre-tax, non-cash derivative losses or $0.15 per basic and diluted share after tax.

(4)
For the three months ended March 31, 2016, net loss available to common shareholders included a $91 million pre-tax non-cash gain on extinguishment of debt, or $0.28 per basic and diluted share after tax, related to the exchange of certain senior notes for new convertible senior notes and certain senior subordinated notes for new convertible senior subordinated notes.

(5)	A reconciliation of net loss available to common shareholders to adjusted net loss available to common shareholders is included later in this news release.

Bakken Participation Agreement Enhances Capital Productivity

On April 14, 2016, Whiting entered into a wellbore participation agreement with a private party who will pay 65% of drilling and completion costs to earn a 50% working interest in 44 gross Williston Basin wells.  This includes a $30.7 million cash payment that Whiting received in April for wells already in progress.  Under this agreement, Whiting will continue to run two drilling rigs and will add a completion crew.  With this participation agreement, Whiting plans to add production and proved reserves with no increase to its capex budget.

Increasing Production Forecast; No Change to $500 Million Capex Guidance

Whiting is increasing its production forecast to a range of 131,400 BOE/d to 136,900 BOE/d to account for its new Williston Basin participation agreement.  With the majority of completions scheduled for the second half of the year, the Company expects to realize the full production benefit in late 2016 and 2017.

Whiting’s 2016 capital expenditure guidance remains unchanged at $500 million.  The first quarter capital spending trend was consistent with the Company’s plan to concentrate activity in the first half of the year.  The net effect of its Williston Basin participation agreement on 2016 capital spending is neutral.  The capital expenditures to complete 44 additional wells with a 50% working interest where Whiting pays 35% of well costs, versus drilling and not completing wells with a 100% working interest, is approximately equal. Whiting now projects it will have approximately 30 Bakken/Three Forks drilled uncompleted (DUC) wells at year-end.

Operations Update

In the first quarter 2016, total net production for the Company averaged 146,770 BOE/d.  The Williston Basin Bakken/Three Forks play averaged 124,900 BOE/d and the Redtail Niobrara play in the DJ Basin averaged 11,840 BOE/d.  Whiting controls 756,225 gross (445,921 net) acres in the Williston Basin and 158,443 gross (131,185 net) acres at its Redtail Niobrara play.

Enhanced completions continue to increase productivity in Williston Basin.  On January 6, 2016, Whiting completed the P Earl Rennerfeldt 154-99-2-3-27-2H in the Middle Bakken formation and the P Earl Rennerfeldt 154-99-2-3-10-15H3 in the Three Forks formation.  Both wells are located in Williams County, North Dakota and were completed with approximately 40 stages, 6.8 million pounds of sand and employed diverter agents to isolate fracture zones along the wellbore.  The P Earl Rennerfeldt 154-99-2-3-27-2H had an average 60-day production rate of 1,501 BOE/d, 232% better than the average rate for the four offset wells drilled by Kodiak using older technology.  The P Earl Rennerfeldt 154-99-2-3-10-15H3 had an average 60-day production rate of 904 BOE/d, 124% better than the average rate for the six offset wells drilled by Kodiak using older technology.  Whiting has 1,777 potential gross drilling locations in Williams County.

New wellbore design reduces Redtail Niobrara drilling costs. At the Redtail field where Whiting targets the Niobrara “A”, “B”, “C” and Codell/Fort Hays formations, the Company has implemented a new wellbore configuration.  The new well design eliminates the need for an intermediate casing string by cementing 5½ inch casing from surface to total depth.  This reduced the average first quarter 2016 drilling time for a 7,000 foot lateral to 4.44 days, a 50% decrease from the first quarter 2015.  Whiting’s record drilling time now stands at 2.79 days.

Other Financial and Operating Results
The following table summarizes the Company’s net production and commodity price realizations for the quarters ended March 31, 2016 and 2015:

	Three Months Ended
	March 31,
	2016	2015
Production
Oil (MMBbl)	9.96	12.18
NGLs (MMBbl)	1.64	1.11
Natural gas (Bcf)	10.51	10.37
Total equivalent (MMBOE)	13.36	15.02

Average sales price
Oil (per Bbl):
Price received	$27.07	$39.25
Effect of crude oil hedging (1)	5.54	4.15
Realized price	$32.61	$43.40
Weighted average NYMEX price (per Bbl) (2)	$33.52	$48.58
NGLs (per Bbl):
Realized price	$5.48	$13.10
Natural gas (per Mcf):
Realized price	$1.05	$2.61
Weighted average NYMEX price (per Mcf) (2)	$2.05	$2.98

(1)
Whiting received $55 million and $51 million in pre-tax cash settlements on its crude oil hedges during the first quarter of 2016 and 2015, respectively.  A summary of Whiting’s outstanding hedges is included later in this news release.

(2)	Average NYMEX prices weighted for monthly production volumes.

First Quarter 2016 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended
	March 31,
	2016	2015
	(per BOE, except production)
Production (MMBOE)	13.36	15.02

Sales price, net of hedging	$25.82	$37.97
Lease operating expense	8.56	11.07
Production tax	1.94	2.95
Cash general & administrative	2.86	2.48
Exploration	1.54	3.63
Cash interest expense	4.53	4.81
Cash income tax expense	-	0.01
	$6.39	$13.02

First Quarter 2016 Drilling and Expenditures Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three months ended March 31, 2016.

Gross/Net Wells Completed
			Total New	% Success	CAPEX
	Producing	Non-Producing	Drilling	Rate	(in MM)
Q1 16	19 / 9.0	0 / 0	19 / 9.0	100% / 100%	$ 267.3 (1)

(1)	Includes $34 million for non-operated drilling and completion, $14 million in drilling rig early termination fees, $6 million for facilities and less than $1 million for land.

Outlook for Second Quarter and Full-Year 2016
The following table provides guidance for the second quarter and full-year 2016 based on current forecasts, including Whiting’s full-year 2016 capital budget of $500 million:

Guidance
	Second Quarter	Full Year
	2016	2016
Production (MMBOE)	12.2 - 12.7	48.1 - 50.1
Lease operating expense per BOE	$ 8.70 - $ 9.50	$ 9.00 - $ 9.40
General and administrative expense per BOE	$ 3.00 - $ 3.40	$ 3.10 - $ 3.50
Interest expense per BOE (1)	$ 6.60 - $ 7.10	$ 6.70 - $ 7.20
Depreciation, depletion and amortization per BOE	$ 23.50 - $ 24.50	$ 23.75 - $ 24.75
Production taxes (% of sales revenue)	9.0% - 9.4%	9.0% - 9.4%
Oil price differentials to NYMEX per Bbl (2)	($ 7.00) - ($ 8.00)	($ 7.00) - ($ 8.00)
Gas price differential to NYMEX per Mcf	($ 0.70) - ($ 1.20)	($ 0.70) - ($ 1.20)

(1)	Includes non-cash interest expense related to Whiting’s 2018, 2019, 2020, 2021 and 2023 convertible notes. Full-year 2016 cash interest expense is projected at $5.00-$5.50 per BOE.
(2)	Does not include the effects of NGLs.

Commodity Derivative Contracts

Whiting is 49% hedged for 2016 as a percentage of March 2016 production.

The following summarizes Whiting’s crude oil hedges as of April 26, 2016:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Crude	NYMEX Price	March 2016
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production
Three-way collars (1)	2016
	Q2	1,400,000	$43.75 - $53.75 - $74.40	41.2%
	Q3	1,400,000	$43.75 - $53.75 - $74.40	41.2%
	Q4	1,400,000	$43.75 - $53.75 - $74.40	41.2%
	2017
	Q1	150,000	$30.00 - $40.00 - $59.02	4.4%
	Q2	150,000	$30.00 - $40.00 - $59.02	4.4%
	Q3	150,000	$30.00 - $40.00 - $59.02	4.4%
	Q4	150,000	$30.00 - $40.00 - $59.02	4.4%
Collars	2016
	Q2	250,000	$51.00 - $63.48	7.4%
	Q3	250,000	$51.00 - $63.48	7.4%
	Q4	250,000	$51.00 - $63.48	7.4%
	2017
	Q1	250,000	$53.00 - $70.44	7.4%
	Q2	250,000	$53.00 - $70.44	7.4%
	Q3	250,000	$53.00 - $70.44	7.4%
	Q4	250,000	$53.00 - $70.44	7.4%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Selected Operating and Financial Statistics

	Three Months Ended
	March 31,
	2016	2015
Selected operating statistics:
Production
Oil, MBbl	9,962	12,181
NGLs, MBbl	1,642	1,114
Natural gas, MMcf	10,514	10,373
Oil equivalents, MBOE	13,356	15,024
Average Prices
Oil per Bbl (excludes hedging)	$27.07	$39.25
NGLs per Bbl	$5.48	$13.10
Natural gas per Mcf	$1.05	$2.61
Per BOE data
Sales price (including hedging)	$25.82	$37.97
Lease operating	$8.56	$11.07
Production taxes	$1.94	$2.95
Depreciation, depletion and amortization	$23.38	$18.87
General and administrative	$3.35	$2.93
Selected financial data: (In thousands, except per share data)
Total revenues and other income	$292,007	$529,232
Total costs and expenses	$528,931	$689,161
Loss available to common shareholders	$(171,748)	$(106,111)
Loss per common share, basic	$(0.84)	$(0.63)
Loss per common share, diluted	$(0.84)	$(0.63)
Weighted average shares outstanding, basic	204,367	168,990
Weighted average shares outstanding, diluted	204,367	168,990
Net cash provided by operating activities	$45,948	$202,139
Net cash used in investing activities	$(260,263)	$(1,021,610)
Net cash provided by financing activities	$199,323	$847,286

Selected Financial Data
For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$1,061	$16,053
Accounts receivable trade, net	261,728	332,428
Derivative assets	127,794	158,729
Prepaid expenses and other	28,923	27,980
Total current assets	419,506	535,190
Property and equipment:
Oil and gas properties, successful efforts method	14,128,284	13,904,525
Other property and equipment	165,686	168,277
Total property and equipment	14,293,970	14,072,802
Less accumulated depreciation, depletion and amortization	(3,625,294)	(3,323,102)
Total property and equipment, net	10,668,676	10,749,700
Other long-term assets	93,055	104,195
TOTAL ASSETS	$11,181,237	$11,389,085

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share and per share data)

	March 31,	December 31,
	2016	2015
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$77,170	$77,276
Accrued capital expenditures	79,356	94,105
Revenues and royalties payable	124,133	179,601
Accrued interest	51,528	62,661
Accrued lease operating expenses	47,596	55,291
Accrued liabilities and other	60,708	50,261
Taxes payable	41,925	47,789
Accrued employee compensation and benefits	8,766	32,829
Total current liabilities	491,182	599,813
Long-term debt	5,334,595	5,197,704
Deferred income taxes	528,624	593,792
Asset retirement obligations	153,019	155,550
Deferred gain on sale	44,963	48,974
Other long-term liabilities	36,154	34,664
Total liabilities	6,588,537	6,630,497
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 300,000,000 shares authorized; 209,701,542 issued and 204,385,177 outstanding as of March 31, 2016 and 206,441,303 issued and 204,147,647 outstanding as of December 31, 2015	210	206
Additional paid-in capital	4,665,734	4,659,868
Retained earnings (accumulated deficit)	(81,218)	90,530
Total Whiting shareholders' equity	4,584,726	4,750,604
Noncontrolling interest	7,974	7,984
Total equity	4,592,700	4,758,588
TOTAL LIABILITIES AND EQUITY	$11,181,237	$11,389,085

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$289,697	$519,848
Gain (loss) on sale of properties	(1,934)	3,198
Amortization of deferred gain on sale	3,849	5,836
Interest income and other	395	350
Total revenues and other income	292,007	529,232
COSTS AND EXPENSES:
Lease operating expenses	114,376	166,365
Production taxes	25,927	44,378
Depreciation, depletion and amortization	312,292	283,519
Exploration and impairment	35,491	80,924
General and administrative	44,796	43,980
Interest expense	81,907	74,257
(Gain) loss on extinguishment of debt	(90,619)	5,589
Commodity derivative (gain) loss, net	4,761	(9,851)
Total costs and expenses	528,931	689,161
LOSS BEFORE INCOME TAXES	(236,924)	(159,929)
INCOME TAX EXPENSE (BENEFIT):
Current	3	149
Deferred	(65,169)	(53,950)
Total income tax benefit	(65,166)	(53,801)
NET LOSS	(171,758)	(106,128)
Net loss attributable to noncontrolling interests	10	17
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(171,748)	$(106,111)
LOSS PER COMMON SHARE
Basic	$(0.84)	$(0.63)
Diluted	$(0.84)	$(0.63)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	204,367	168,990
Diluted	204,367	168,990

WHITING PETROLEUM CORPORATION
Reconciliation of Net Loss Available to Common Shareholders to
Adjusted Net Loss Available to Common Shareholders
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Net loss available to common shareholders	$(171,748)	$(106,111)
Adjustments net of tax:
Amortization of deferred gain on sale	(2,417)	(3,674)
(Gain) loss on sale of properties	1,215	(2,013)
Impairment expense	9,402	16,629
Penalties for early termination of drilling rig contracts	8,596	26,918
(Gain) loss on early extinguishment of debt	(56,909)	3,518
Total measure of derivative (gain) loss reported under U.S. GAAP	2,990	(6,201)
Total net cash settlements received on commodity derivatives during the period	34,641	31,834
Adjusted net loss (1)	$(174,230)	$(39,100)

Adjusted net loss available to common shareholders per share, basic	$(0.85)	$(0.23)
Adjusted net loss available to common shareholders per share, diluted	$(0.85)	$(0.23)

(1)
Adjusted Net Loss Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Loss Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Loss Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(in thousands)

	Three Months Ended
	March 31,
	2016	2015
Net cash provided by operating activities	$45,948	$202,139
Exploration	20,519	54,507
Exploratory dry hole costs	-	(541)
Changes in working capital	35,826	(6,852)
Discretionary cash flow (1)	$102,293	$249,253

(1)
Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, April 28, 2016 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s first quarter 2016 financial and operating results. Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10084178. Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328-5506 (U.S.); (866) 450-4696 (Canada) or (412) 317-5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Thursday, April 28, 2016 and continuing through Thursday, May 5, 2016.  You may access this replay at (877) 344-7529 (U.S.); 855-669-9658 (Canada) or (412) 317-0088 (International) and enter the pass code 10084178.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2015.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.